Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the First Quarter 2017 and
Will Host Conference Call and Webcast on Friday, April 28, 2017
Burr Ridge, Illinois – (April 26, 2017) BankFinancial Corporation (Nasdaq – BFIN) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.
BankFinancial reported net income of $1.9 million, or $0.10 per common share, for both the three months ended March 31, 2017 and 2016. At March 31, 2017, BankFinancial had total assets of $1.603 billion, total loans of $1.319 billion, total deposits of $1.329 billion and stockholders' equity of $202 million.
The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com, at the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review first quarter 2017 results in a conference call and webcast for stockholders and analysts on Friday, April 28, 2017 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 11965565. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those persons unable to participate in the conference call, the webcast will be archived through Friday, May 12, 2017 on our website.
BankFinancial Corporation is the holding company for BankFinancial, NA, a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s web site, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial's web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234